Exhibit 3(i)

	E-Filed	Colorado Secretary of State
Date and Time: 011311201110:47 AM
Document must be filed electronically.		ID Number: 20051174353
Paper documents will not be accepted.
Document processing fee	$25.00	Document number: 20111063601
Fees & forms/cover sheets are subject to change.		Amount Paid: $25.00
To access other information or print copies of filed documents, visit WWW.SDS.state.co.us and select Business.
ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-11O-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		20051174353

1.	Entity name:	Tombstone Technologies, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:	Hunt Global Resources, Inc.
(if applicable)

3.	Use of Restricted Words (if any of these
	terms are contained in an entity name, true	[ ] “bank” or “trust” or any derivative thereof
	name of an entity, trade name or trademark	[ ] “credit union” [ ] “savings and loan”
	stated in this document, mark the applicable box):	[ ] “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box: [X]

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual( s) causing the document to be delivered for filing:	Sharp	George	T
(Last)	(First)	(Middle)	(Suffix)
10001 Wood loch Forest Drive
(Street name and number or Post Office information)

The Woodlands	TX	777380
(City)	(State)	(Postal/Zip Code)
United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box [   ] and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Articles of Amendments

The following Articles of Amendment were approved by the majority vote of shareholders at the annuual meeting of shareholders on January 31, 20 II.

The name of the corporation is: Hunt Global Resources, Inc.

The number of authorized shares of common stock is 500,000,000 shares of common stock.

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with corporate action, the meeting and vote of stockholders may be dispensed with if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.